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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Key Components, Inc.


We hereby consent to the use in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-4 of Key Components, LLC, Key Components Finance Corp., B.W. Elliott Manufacturing Co., Inc., Hudson Lock, Inc. and ESP Lock Products, Inc. of our report dated February 9, 1996 (except for Note 8 and Note 4, which is as of February 21, 1997) relating to the financial statements of B.W. Elliott Manufacturing Co., Inc., which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Fulgieri & Randall, LLP


Binghamton, New York
August 26, 1998